Exhibit 99.1

NEWS

For Release: July 27, 2005
Contacts:
Toni Simonetti
212-418-6380 or mobile 917-822-3392
toni.simonetti@gm.com

Joanne Krell, 313-665-2443 or mobile
313-378-9271
joanne.k.krell@gm.com
GMAC Affirms 2005 Earnings Target as
Transformation of the Business Continues
Detroit—GMAC Financial Services, a subsidiary of General Motors (NYSE: GM), finished the first half of 2005 with better-than-expected financial results while maintaining strong liquidity and executing a number of key strategic initiatives.
GMAC Chairman Eric Feldstein said today in a teleconference with investors and the media that GMAC remains on track to exceed its earnings target for 2005, and he outlined the company’s progress in a number of areas as well as the challenges that lie ahead.
“We are on track to exceed our target of $2.5 billion of net income for 2005,” said Feldstein. “Our ability to consistently generate strong earnings is in large part attributable to the diversification of our earnings base. This performance is particularly gratifying given the difficult funding environment in which we must operate.”
GMAC established a target earlier this year to earn at least $2.5 billion in 2005, after earning a record $2.9 billion in 2004 and posting earnings growth for 10 consecutive years. Both the Mortgage and Insurance businesses are forecast to generate improved earnings versus 2004. However, earnings from Financing operations are expected to be down in 2005, largely because of lower net interest margins resulting from funding pressures.
Feldstein also told investors that GMAC has successfully executed on several key initiatives the company set out to accomplish earlier in the year.
“In short, we are executing to our plan and delivering results,” said Feldstein.
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For example, GMAC’s Residential Capital Corporation (ResCap), a holding company for its residential mortgage businesses, has obtained an investment-grade credit rating from the four major rating agencies. Since then, ResCap has successfully raised $4 billion in a private debt offering and has obtained aggregate commitments for an additional $3.5 billion of bank credit lines. This initiative has created access to cost-effective unsecured funding for ResCap while providing substantial liquidity relief to GMAC.
In addition, GMAC is nearing final agreement to sell a majority interest in its Commercial Mortgage business to a consortium of private investors. This transaction, if completed, will also provide substantial liquidity relief while allowing GMAC to continue to participate in the growth prospects of this sector by retaining a significant equity stake in the business.
GMAC also announced earlier this week that it had reached agreement with Bank of America on a long-term strategic financing agreement under which GMAC can sell up to $55 billion of a full spectrum of U.S. active retail automotive contracts, or whole loans, to Bank of America over a five-year period. This transaction is a key building block in the further transformation of GMAC’s automotive finance operating model.
“GMAC is continuing to transform its automotive finance business from a ‘storage’ business to a ‘moving’ business,” said Feldstein. “Historically, we would originate auto loans through GM dealers, and store those assets on the GMAC balance sheet. In today’s funding environment, we have less cost-effective storage capacity. So we are changing our approach. We will continue to originate and service auto financing contracts, but we will ‘move’ these assets off our balance sheet by selling them to other financial institutions.”
In this way, GMAC is able to continue to fulfill its strategic mission of supporting GM’s vehicle sales while at the same time freeing-up capital to support GMAC’s growing Mortgage and Insurance operations.
During the first six months of 2005, GMAC has continued to cultivate many new funding channels, while maintaining a strong liquidity position. In terms of funding sources, GMAC has significantly expanded its options for selling automotive whole loans and it has also been successful in securitizing a number of non-traditional asset classes. In addition, GMAC has continued to expand its access to a low-cost unsecured funding source through the growth of GMAC Automotive Bank. In terms of liquidity position, GMAC had cash reserves of over $22 billion at the end of the second quarter.
“Through a wide range of creative funding initiatives,” said Feldstein, “GMAC has essentially completed its U.S. term funding program for 2005, and we can now look to pre-fund 2006 as opportunities arise in the market.”
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Despite these successful financing initiatives, GMAC still faces a challenging funding environment with its access to the unsecured debt markets currently impaired. To the extent access to unsecured funding remains diminished, it will be very challenging for GMAC to continue providing a full-range of competitive automotive finance support to GM. As a result, General Motors is now exploring strategic alternatives with respect to GMAC in order to maintain the mutually beneficial relationship between the two companies and ensure that this strong support can continue.
“We will continue our ‘hand-in-glove’ operating relationship with General Motors, and support its core automotive business through the strength of our automotive financing capability,” said Feldstein. “At the same time, it is important to do what we can to improve GMAC’s credit ratings and regain access to the unsecured debt markets.”
General Motors Acceptance Corporation and its subsidiaries, operating under the umbrella GMAC Financial Services, provide automotive financing, commercial finance, insurance and mortgage products, and real estate services, and have a presence in more than 40 nations. A wholly owned subsidiary of General Motors since 1919, GMAC has extended more than $1.3 trillion in credit to finance more than 158 million vehicles.
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The presentation materials and audio replay of today’s teleconference are available on GM’s investor website: http://www.gm.com/company/investor_information/cal_events/index_rec_events.html
In this press release and in related comments by General Motors Acceptance Corporation’s management, our use of the words “expect”, “anticipate”, “project”, “estimate”, “forecast”, “objective”, “plan”, “goal”, “outlook”, “target”, “pursue” and similar expressions is intended to identify forward looking statements.
While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important factors that are described in GMAC’s most recent report on SEC Form 10-K, which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: changes in economic conditions, currency exchange rates, significant terrorist attacks or political instability in the major markets where we operate; changes in the laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect the production, licensing, distribution or sale of our products, the cost thereof or applicable tax rates; and the threat of terrorism, the outbreak or escalation of hostilities between the United States and any foreign power or territory and changes in international political conditions may continue to affect both the United States and the global economy and may increase other risks.
Use of the term “loans” describes products associated with direct and indirect activities of GMAC’s global operations. The specific products include retail installment sales contracts, loans, lines of credit, leases and other financing products. The term “originate” refers to GMAC’s purchase, acquisition or direct origination of various “loan” products.
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